Exhibit 99.(8)(o)

ADMINISTRATIVE SERVICES AGREEMENT

By and Among

SENTINEL ASSET MANAGMENT, INC.

And

NATIONAL LIFE INSURANCE COMAPANY

Dated as of May 1, 2016

WHEREAS, Sentinel Asset Management, Inc. (“Investment Adviser”), acts as an investment adviser to the Sentinel Variable Products Trust (the “Trust”) and supervises and assists in the overall management of the Trust’s affairs under an Investment Management Agreement with the Trust, subject to the overall authority of the Trust’s Board of Trustees in accordance with Delaware law;

WHEREAS, the Trust is an open-end diversified, management investment company that offers its shares exclusively to separate accounts of life insurance companies and various qualifying retirement plans or accounts;

WHEREAS, beneficial interests in the Trust are divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets (the “Funds”);

WHEREAS, the National Life Insurance Company (the “Company”), acting on behalf of its separate accounts, purchases, holds, exchanges and redeems shares as investments for values accumulated under variable annuity contracts and variable life insurance contracts (the “Contracts”) issued through one or more separate accounts by the Company;

WHEREAS, the Company has entered into an agreement with the Trust and Sentinel Financial Services Company, as principal underwriter and distributor of the shares, regarding its purchase and redemption of shares of the Funds (the “Participation Agreement”); and

WHEREAS, with respect to each Fund, the Company is willing to provide, and Investment Adviser wishes to compensate the Company for providing, certain services with respect to the sale and distribution of the Contracts (the “Services”).

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.                                      Administrative Services.  The Company agrees to assist Investment Adviser, as it may request from time to time, with the provision of administrative services with respect to the Trust, as they may relate to the purchase and redemption of shares of the Funds by the separate accounts of the Company listed on Schedule A. It is anticipated that such services may include (but shall not be limited to) the mailing of Trust reports, notices, proxies and proxy statements and other informational materials to owners of the Contracts supported by the separate accounts; the transmission of purchase and redemption requests to the Trust’s transfer agent; the maintenance of separate records for each owner of a Contract reflecting shares purchased and redeemed and share balances attributable to such Contract owner in the form of units; the preparation of various reports for submission to the Trust’s Trustees; the provision of shareholder support services with respect to the Funds serving as funding vehicles for the Company’s Contracts; and the services listed on Schedule B.

2.                                      Payment for Administrative Services.  In consideration of the services to be provided by the Company, Investment Adviser shall pay the Company on a quarterly basis, from its assets, including Investment Adviser’s bona fide profits as investment adviser to the Trust, amounts equal to those described in Schedule C.  For purposes of computing the payment to the Company contemplated under this Section 2 for each Fund, the average aggregate net asset value of the relevant shares of the Fund held by the separate accounts over a one-month period shall be computed by totaling the separate account’s aggregate investment (share net asset value multiplied by total number of the relevant shares held by the separate account) in each Fund on each calendar day during the month, and dividing by the total number of calendar days during such month.  The payment contemplated by this Section 2 shall be calculated by Investment Adviser at the end of each calendar quarter and will be paid to the Company within sixty (60) business days thereafter.

3.                                      Nature of Payments.  The parties to this Agreement recognize and agree that Investment Adviser’s payments to the Company relate to administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Contracts or of Trust shares and are not otherwise related to investment advisory or distribution services or expenses.  The Company represents that these payments are not for or related to administrative services which the Company is required to provide to owners of the Contracts by law or pursuant to the terms of the Contracts.  The Parties acknowledge that there are substantial savings in administrative expenses to the Trust by virtue of having a separate account as the sole shareholder in a Fund rather than multiple accounts reflecting the separate account’s investment.  The Company represents that:

•                  it may legally receive the payments contemplated by this Agreement.

•                  the administrative services provided under this Agreement are not services that the Trust has agreed to perform, provide or pay for under the Participation Agreement.

•                  to the extent required by applicable law, the Company has taken payments received from Investment Adviser under this Agreement into account in making any determinations pursuant to Section 26(f)(2)(A) and 26(f)(3) of the Investment Company Act of 1940, as amended (the “Act”).

4.                                      Term.  This Agreement shall remain in full force and effect for an initial term of one year from the date hereof,  and shall automatically renew for successive one-year periods unless either party notifies the other upon sixty (60) days’ written notice of its intent not to continue this Agreement.  This Agreement shall terminate automatically with respect to a Fund upon (i) the redemption of the Separate Account’s investment in the Fund, or (ii) upon termination of the Trust’s obligation to sell shares of a Fund under the Participation Agreement.

5.                                      Representations and Warranties of the Company.  The Company represents and warrants that:

(a)                                 it is an insurance company duly organized and in good standing under Vermont insurance law;

(b)                                 its entering into and performing its obligations under this Agreement does not and will not violate its charter documents or by-laws, rules or regulations, or any agreement to which it is a party; and

(c)                                  it will keep confidential any information acquired in connection with the matters contemplated by this Agreement regarding the business and affairs of the Trust, Investment Adviser and their affiliates.

6.                                      Representations and Warranties of Investment Adviser. Investment Adviser represents and warrants that:

(a)                                 it is a corporation duly organized and in good standing under Vermont law;

(b)                                 its entering into and performing its obligations under this Agreement does not and will not violate its charter documents or by-laws, rules or regulations, or any agreement to which it is a party; and

(c)                                  it will keep confidential any information acquired in connection with the matters contemplated by this Agreement regarding the business and affairs of the Company and its affiliates, however, nothing in this provision shall restrict Investment Adviser or any of its affiliates from engaging in any financing, investment banking, asset management, trading, market making, arbitrage, brokerage, or any other activities it conducts or in which it seeks to engage in the ordinary course of business.

7.                                      Interpretation.  This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws, subject to the following rules:

(a)                                 This Agreement shall be subject to the provisions of the Act, and the rules, regulations and rulings thereunder, including such exemptions from that statute, rules and regulations as the Securities and Exchange Commissioner (the “SEC”) may grant, and the terms herein shall be limited, interpreted and construed in accordance therewith.

(b)                                 The captions in this Agreement are included for convenience of reference and in no way define or delineate any of the provisions herein or otherwise affect their construction or effect.

8.                                      Amendment.  This Agreement may be amended only upon mutual agreement of the parties hereto in writing.  Any notice to be provided pursuant to this Agreement is to be made in writing and shall be given:

If to Investment Adviser:

Lisa F. Muller

Chief Operating Officer & Senior Counsel

Sentinel Asset Management, Inc.

One National Life Drive

Montpelier, VT 05604

If to the Company:

Keith M. Jones

Senior Counsel

National Life Insurance Company

One National Life Drive

Montpelier, VT 05604

or at such other address as such party may from time to time specify in writing to the other party.  Each such notice to a party shall be sent by registered or certified United States mail with return receipt requested or by overnight delivery with a nationally recognized courier, and shall be effective upon receipt.

9.                                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SENTINEL ASSET MANAGEMENT, INC.		NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Lisa F. Muller	By:	/s/ Scott Edblom
	Lisa F. Muller		Scott Edblom
	Chief Operating Officer		Vice President, Product Strategy & Innovation

SCHEDULE A

Separate Accounts

National Variable Annuity Account II - Sentinel Advantage Variable Annuity 5

SCHEDULE B

Services

Maintenance of books and records

•                                          Record issuance of shares

•                                          Record transfers (via net purchase orders)

•                                          Reconciliation and balancing of separate accounts at the Trust level in the general ledger, at various banks and within systems interface to the summary of each Contract owner’s position

Fund-related Contract Owner services

•                                          Printing and mailing costs associated with dissemination of Trust prospectus to existing Contract owners

•                                          Telephonic support for Contract owners with respect to inquiries about the Trust (but not inquiries about the Contracts) unrelated to the sales of Contracts or distribution of Trust shares

•                                          Trust proxies (solicitation of voting instructions and preparation of materials, inclusive of printing, distribution, tabulation, and reporting)

•                                          Printing and mailing costs associated with dissemination of Trust reports and notices to existing Contract owners

Other administrative support

•                                          Sub-accounting services

•                                          Providing other administrative support to the Trust as mutually agreed between insurer and the Trust

•                                          Relieving the Trust of the burden of providing other usual or incidental administrative services provided to individual shareholders as agreed by the Company, which agreement shall not be unreasonably withheld

SCHEDULE C

Fees

Amounts per annum of the average
aggregate net asset value of shares of the
Trust held by the Separate Account and allocated to Sentinel Advantage
Fund Name	Variable Annuity 5 under the Participation Agreement
Variable Products Balanced Fund	Redacted
Variable Products Bond Fund	Redacted
Variable Products Common Stock Fund	Redacted
Variable Products Small Company Fund	Redacted